Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Bluegreen Corporation for the registration of an indeterminate number of shares of common stock, par value $0.01 per share, an indeterminate number of shares of preferred stock, par value $0.01 per share, an indeterminate number of principal amount of debt securities and an indeterminate number of subscription rights to purchase shares of common stock or other securities for an aggregate initial offering price not to exceed $100,000,000 and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements of Bluegreen Corporation and the effectiveness of internal control over financial reporting of Bluegreen Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
December 12, 2008
West Palm Beach, Florida